Exhibit 99.1
Harbinger Group Inc. and Harbinger Capital Partners Enter into Definitive Agreement on
Transfer of Spectrum Brands Majority Interest
NEW YORK (September 13, 2010) – Harbinger Group Inc. (“HGI”; NYSE: HRG) and Harbinger Capital Partners LLC (“Harbinger”) today announced a definitive agreement for the transfer of Harbinger’s majority interest in global consumer products company Spectrum Brands Holdings, Inc. (“Spectrum Brands”; NYSE: SPB) to HGI. This follows a review of Harbinger’s proposal of August 13, 2010.
HGI is a publicly-traded holding company majority-owned by Harbinger. Harbinger views HGI as an efficient, long-term capital market vehicle for exercising its majority ownership over Spectrum Brands to build significant stockholder value. Following the transfer of majority ownership from Harbinger to HGI, Spectrum Brands will remain a stand-alone publicly-traded company, and the transaction will have no impact on its credit profile or financial position.
Philip Falcone, CEO of Harbinger and of HGI, said, “Spectrum Brands is a core long-term investment. It has a great consumer brand portfolio and is strongly positioned to build shareholder value through free cash flow generation, growth in earnings and EBITDA and significant debt reduction.”
David Lumley, CEO of Spectrum Brands, said, “Our long-term strategic partnership with Harbinger has been key to building Spectrum Brands into a successful global consumer company. Today, our business is financially strong and positioned for growth, with a widely trusted portfolio of brands that provide quality and value for consumers. We believe that placing Harbinger’s ownership interest into a permanent capital structure such as HGI underscores Harbinger’s commitment and confidence in our company.”
Details of HGI Share Exchange
Pursuant to the definitive agreement, Harbinger will contribute 27,756,905 shares of common stock of Spectrum Brands to HGI in exchange for 119,909,830 newly-issued shares of HGI common stock. Upon closing of the transaction, which is expected to occur in the fourth quarter of 2010, HGI anticipates it will hold 54.4% of the outstanding Spectrum Brands common stock, Harbinger will continue to hold 12.7% of the outstanding Spectrum Brands common stock and Harbinger will hold approximately 93.3% of the outstanding HGI common stock. Prior to the closing of the transaction, Harbinger may elect to contribute additional shares of Spectrum Brands common stock at the same exchange ratio described below.
The exchange ratio of 4.32:1.00 is based on the volume weighted average price of the common stock of HGI ($6.33) and Spectrum Brands ($27.36) for the 30 trading days to, and including, August 13, 2010, the date Harbinger proposed the transaction. The Spectrum Brands common stock contribution is subject to customary closing conditions for similar transactions, including the filing of an information statement with the Securities and Exchange Commission and the mailing of the information statement to HGI stockholders at least 20 days prior to the closing.
The transaction was approved unanimously by the board of directors of HGI, following the unanimous recommendation of a special committee consisting solely of “independent” directors as defined by the rules of the New York Stock Exchange. Funds managed by Harbinger, which hold a majority of the outstanding common stock of HGI, have consented to the transaction.

About Harbinger Capital Partners LLC:
Harbinger Capital Partners LLC is a leading private investment fund based in New York with $9 billion in assets under management. The firm was founded in 2001 and employs a fundamental approach to deep value and distressed credit investing. Harbinger is led by Philip A. Falcone, its Chief Executive Officer, who has more than 20 years of investment experience across an array of market cycles.
About Harbinger Group Inc.:
Harbinger Group Inc. (NYSE:HRG) is a holding company with approximately $144.8 million in consolidated cash, cash equivalents and investments as of June 30, 2010. HGI’s principal focus is to identify and evaluate business combinations or acquisitions of businesses. HGI continues to review acquisitions and business combination proposals with the assistance of its advisors. A majority of HGI’s outstanding common stock is owned by investment funds affiliated with Harbinger Capital Partners LLC. HGI makes certain reports available free of charge on its website at http://www.harbingergroupinc.com as soon as reasonably practicable after this information is electronically filed, or furnished to, the United States Securities and Exchange Commission.
About Spectrum Brands Holdings, Inc.:
Spectrum Brands Holdings, Inc. (NYSE:SPB) is a global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, included in its portfolio of widely trusted brands are Rayovac®, Remington®, Varta®, George Foreman®, Black&Decker Home®, Toastmaster®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, Littermaid®, Spectracide®, Cutter®, Repel®, and HotShot®. Spectrum Brands’ products are sold by the world’s top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Spectrum Brands’ businesses generate annual revenue from continuing operations in excess of $3 billion. A majority of Spectrum Brand’s outstanding common stock is owned by investment funds affiliated with Harbinger Capital Partners LLC. For more information about Spectrum Brands, please visit its website at http://www.spectrumbrands.com.
For more information, please contact:
APCO Worldwide
Jeff Zelkowitz, 646-218-8744
jzelkowitz@apcoworldwide.com
or
Harbinger Group Inc.
Francis T. McCarron, CFO, 212-906-8560
investorrelations@Harbingergroupinc.com
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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release which are not historical fact are forward-looking statements based upon management’s current expectations that are subject to risks, and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by forward-looking statements. Forward-looking statements, which are based upon certain assumptions and describe future plans, strategies and expectations of Harbinger Group Inc. (HGI) and/or Spectrum Brands Holdings, Inc. (Spectrum Brands), are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation, the risk that HGI may not be successful in identifying any suitable future acquisition opportunities and those factors listed under the caption “Risk Factors” in the most recently filed Annual Reports on Form 10-K for each of HGI and Spectrum Brands, as well as the most recently filed Quarterly Reports on Form 10-Q for each of them. All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Neither Harbinger nor HGI undertakes any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.